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                                                                     Exhibit 3.4
                                    AMENDMENT

                       TO THE ARTICLES OF INCORPORATION OF

                         HARVARD SCIENTIFIC CORPORATION
                              A Nevada Corporation

         Pursuant to the provisions of the Nevada Revised Statues, Harvard Scientific Corp., a Nevada Corporation, adopts the following amendment to its Articles of Incorporation:

1. The undersigned hereby certify that on the 21st day of May, 1998, a Special Meeting of the Board of Directors was duly held and convened at which there was present a quorum of the Board of Directors acting throughout all proceedings, and at which time the following resolutions were duly adopted by the Board of Directors:

                  BE IT RESOLVED: That the Board of Directors, determines that it is desirable to amend the Articles of Incorporation of Harvard Scientific Corp. to increase the authorized Common Stock of the Company from 10,000,000 to 100,000,000 shares and to authorize 10,000,000 shares of serial preferred stock, all as set forth in the Preliminary Proxy Statement, and hereby recommends to the shareholders such amendment to the Articles of Incorporation, and

                  BE IT FURTHER RESOLVED: That such amendment to the Articles of Incorporation be submitted to the stockholders of the Company for approval with the recommendation of this Board of Directors.

2. At a meeting of the stockholders duly held July 9, 1998, pursuant to the provisions of the Nevada Revised Statues, a majority of the stockholders holding 3,523,805 shares of the 5,240,547 shares of Common Stock outstanding of Harvard Scientific Corp. approved the adoption of the Amendment of Article Four of the Articles of Incorporation as follows:


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                                    ARTICLE FOUR [CAPITAL STOCK] The aggregate
                    number of shares of all classes of stock which the Corporation shall have the authority to issue is one hundred and ten million (110,000,000) consisting of one hundred million shares of Common Stock of the par value of one cent ($.01) per share and ten million shares of Preferred Stock of the par value of one cent ($.01) per share. The Board of Directors Shall have authority to establish series of unissued shares of Preferred Stock by fixing and determining the designations, preferences, limitations and relative rights, including voting rights, of the shares of any series so established to the same extent that such designations, preferences, limitations and relative rights could be stated if fully set forth in the Articles of Incorporation.

                                     All capital stock when issued shall be
                    fully paid and non-assessable. No holder of shares of capital stock of the corporation shall be entitled as such to any pre-emptive or preferential rights to subscribe to any unissued stock, or any other securities, which the corporation may now or hereafter is authorized to issue.

                                    The corporation's capital stock may be
                    issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

                                    Holders of the corporation's Common Stock
                    shall not possess cumulative voting rights at any shareholders meetings called for the purpose of electing a Board of Directors or on other matters brought before stockholders meetings, whether they be annual or special.


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         IN WITNESS WHEREOF, the undersigned being the President and Secretary of Harvard Scientific Corp., a Nevada corporation, hereunto affix their signatures on the respective dates of their acknowledgements.

                                                HARVARD SCIENTIFIC CORP.

                                                By /S/ Barbara L. Krilich
                                                   -------------------------
                                                   Barbara L. Krilich, Secretary

STATE OF ARIZONA           }
                           :        ss.
COUNTY OF MARICOPA         }

         On the 13 day of July, 1998, before me, the undersigned, a Notary Public, personally appeared, Ms. Barbara L. Krilich, Secretary of Harvard Scientific Corp., a Nevada Corporation, known to be the persons described in and who executed the foregoing instrument, and who acknowledged to me that she executed the same freely and voluntarily and for the uses and purposes therein mentioned.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal on the date of such appearance.

                                                    /S/ Carman McGaues
                                                    ----------------------------
                                                         NOTARY PUBLIC

                                       Residing in  Phoenix Arizona
                                                    ----------------------------
My Commission Expires:

   7-26-99
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